Exhibit 99.1

Camden National Corporation Reports 2004 Full Year and Fourth Quarter Earnings

    CAMDEN, Maine--(BUSINESS WIRE)--Jan. 25, 2005--Camden National Corporation (AMEX: CAC; the "Company") today reported 2004 net income of $19.5 million, an increase of 3.0% over the $18.9 million reported in 2003. Net income per diluted share was $2.53, a 6.3% increase over the $2.38 reported for 2003.
    For the fourth quarter, net income was $4.8 million, an 11.1% decrease from the $5.4 million reported for the fourth quarter of 2003. The decrease is attributed primarily to a significant loan and lease loss provision credit of $1.2 million, pre-tax, recorded in the fourth quarter of 2003. Diluted earnings per share were $0.63 for the fourth quarter, compared to $0.68 for the prior-year.
    The Company's total assets at December 31, 2004 were $1.49 billion, an increase of 8.7% over total assets of $1.37 billion at December 31, 2003. Net loans at December 31, 2004 were $1.07 billion, up 10.6% over the $966.9 million in net loans at December 31, 2003. Total deposits of $1.01 billion, at December 31, 2004, were up 12.6% over the same period a year earlier.
    Robert W. Daigle, President and CEO, commented, "As I have previously stated, our strategy in 2004 was to re-position the Company to take advantage of future growth opportunities. Among other things, this called for added human resource and capital investments, which we projected might temporarily dampen the Company's historical earnings trend. Indeed, earnings growth did subside, albeit less than what we had originally forecasted. What did provide a measure of encouragement in 2004 was the expansion experienced throughout the Company's balance sheet. It speaks well to our corporate investment rationale and to the economic sustainability we believe exists within the Maine markets in which we have chosen to operate."
    Net interest income, after provision for loan and lease losses, increased 3.9% to $49.7 million during 2004. Continued low interest rates during the first half of the year contributed to a downward trend in the net interest margin, which for 2004 was 3.7% versus 4.0% in 2003. Daigle noted, "While the margin remained under pressure during most of 2004, we were able to mitigate its effect on overall net revenues with positive loan growth and improved asset quality."
    Non-interest income was $11.4 million for 2004, an increase of 5.3% over the prior year. Leading the improvement in this category was strong growth in revenues from trust, brokerage and insurance, and investment management services, up 11.4%.
    Non-interest expense for 2004 was $31.9 million, an increase of $1.5 million, or 4.8%, over the prior year. The Company's efficiency ratio (non-interest expense/net interest income and non-interest income) for 2004 was 52.78%, compared to 52.02% in 2003. Daigle noted that the increase reflected the future-growth investments made by the Company in 2004.
    Highlighting the Company's continued improvement in asset quality, Daigle said, "Our total non-performing assets decreased $581,600 to $6.4 million during 2004 resulting in a non-performing loans to total loans ratio of 0.60% at December, 31, 2004 compared to 0.70% at the same time a year ago. In addition, the Company had net recoveries of $191,200 during 2004. The effects of implementing a corporate risk management function, coupled with increased vigilance by our lending officers, has contributed significantly to the noted improvement in overall asset quality." At December 31, 2004, the Company's allowance for loan and lease losses as a percent of total loans was 1.28% compared to 1.46% at December 31, 2003, a reflection of management's increased comfort with existing loan portfolio quality.
    At December 31, 2004, the Company's total risk-based capital ratio of 12.68% and tier 1 capital ratio of 11.42% compared favorably to the 10.0% and 6.0% minimums, respectively, required by the Federal Reserve for a bank holding company to be considered "well capitalized." The Company reported that it repurchased 128,602 shares of its common stock during 2004 at an average price of $31.51. The closing stock price of Camden National Corporation was $39.41 at December 31, 2004, an increase of 29.8% above the December 31, 2003 closing price of $30.36. The Company paid dividends totaling $0.80 per share during 2004, an increase of 11.1% over the amount paid in 2003, and recently announced that, in addition to its regular quarterly dividend of $0.20, it would pay a special dividend of $0.50 per share to shareholders of record as of January 14, 2005.
    Daigle concluded, "While 2004 was challenging, it was a successful year. The economy never really picked up in most of our markets. However, a strong sales effort throughout the year and a diversified revenue mix helped us succeed."
    Camden National Corporation, headquartered in Camden, Maine and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full- service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.
    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.



                      Camden National Corporation
                 (In thousands, except per share data)

                                 December 31,            December 31,
                                        2004                     2003
                       -----------------------------------------------
Balance Sheet Data
Assets                            $1,489,865               $1,370,363
Loans                              1,069,294                  966,855
Allowance for Loan and
 Lease Losses                         13,641                   14,135
Investments                          323,998                  303,749
Deposits                           1,014,601                  900,996
Borrowings                           336,820                  338,408
Shareholders' Equity                 126,405                  119,706

Tier 1 Leverage Capital Ratio           8.06%                    8.10%
Tier 1 Risk-based Capital Ratio        11.42%                   11.50%
Total Risk-based Capital Ratio         12.68%                   12.80%

Allowance for loan and
 lease losses to total loans            1.28%                    1.46%
Non-performing loans to total loans     0.60%                    0.70%
Return on Average Equity               15.97%                   15.85%




                          Three Months Ended        Year To Date
                        12/31/2004  12/31/2003  12/31/2004 12/31/2003
                       -----------------------------------------------
Income Statement Data
Interest Income            $19,535     $17,659     $73,377    $72,146
Interest Expense             6,711       5,694      24,365     24,487
                       -----------------------------------------------
Net Interest Income         12,824      11,965      49,012     47,659
Provision for Loan and
 Lease Losses                    0      (1,200)       (685)      (150)
                       -----------------------------------------------
Net Interest Income
 after Provision for
 Loan and Lease Losses      12,824      13,165      49,697     47,809
Non-interest Income          2,769       3,280      11,399     10,829
Non-interest Expense         8,335       8,386      31,882     30,424
                       -----------------------------------------------
Income before Income Taxes   7,258       8,059      29,214     28,214
Income Taxes                 2,491       2,699       9,721      9,286
                       -----------------------------------------------
Net Income                  $4,767      $5,360     $19,493    $18,928
                       ===============================================

Efficiency ratio             53.45%      55.01%      52.78%     52.02%

Per Share Data
Net income per share         $0.63       $0.69       $2.54      $2.39
Net income per diluted
 share                       $0.63       $0.68       $2.53      $2.38
Weighted average shares
 outstanding             7,634,975   7,765,473   7,685,006  7,915,743


    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             sbrightbill@camdennational.com